Exhibit 99.1

Coffee Holding Company Reports Annual Results.

STATEN ISLAND, New York – January 28, 2026. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company,” “our” or “we”) announced its operating results for the fiscal year ended October 31, 2025.

We are pleased to report to our shareholders the following:

●	Sales of $96.3M, which is up 23% compared to fiscal 2024.
●	Net income of $.25 per share, compared to $.39 per share in fiscal 2024.
●	Cash dividend of $0.08 per share to be paid to shareholders.

Although we successfully increased our revenues by 23% during a turbulent period of market volatility, tariffs and consumer unhappiness with higher retail prices, our net income was negatively affected for multiple reasons.

The impact of tariffs during the second half of fiscal 2025 resulted in a negative cash balance of approximately $1 million as we attempted to shield our largest wholesale and retail customers from these tariffs. Had these costs from tariffs been passed on, it would have increased our selling price to the end consumer and possibly made us uncompetitive compared to the national brands at store level.

Now, with the tariffs on coffee imports eliminated, we do not anticipate a repeat of this cost imbalance in fiscal 2026.

In addition to the tariffs, our first full year of integrating and operating our new venture, Empire Coffee Company, resulted in an aggregate loss of over $1 million. The integration of Empire Coffee Company through our subsidiary, Second Empire, LLC, was a disappointment as it took several months longer than expected to win back Empire Coffee Company’s customers and to set up and manufacture existing Coffee Holding products at the acquired facility.

With the closing of the Comfort Foods facility in October of 2025, we believe we will achieve the economies of scale from an operational and manufacturing standpoint that we envisioned when we decided to acquire the Empire Coffee facility.

The anticipated annualized cost savings of between $750,000 to $1 million that we expected to achieve by closing Comfort Foods should now hopefully be realized in fiscal 2026, improving the overall profitability of our company.

In addition to these cost savings, we do not expect a repeat of the additional costs associated with discontinuing operations at a subsidiary. These costs included inventory and receivables write downs as well as an impairment of the right to use assets associated with our lease in Massachusetts, which totaled approximately $350,000. These charges also had a one-time negative effect on year-end results.

In spite of all these headwinds we faced in fiscal 2025, our gross profit only declined by 1%.

Moving into fiscal 2026, we believe that without these headwinds faced during the previous fiscal year, we should see expanded gross margins on our retail and wholesale business, especially our flagship brand, Café Caribe.

Lastly, we will be paying our previously announced dividend on or about February 26, 2026 to shareholders of the Company who held shares as of February 10, 2026.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800